EXHIBIT 99.1

PRESS RELEASE

Albemarle Corporation completes acquisition of Rockwood Holdings

(BATON ROUGE, LA) January 12, 2015 – Albemarle Corporation (NYSE: ALB) announced today that it has completed its acquisition of Rockwood Holdings, Inc. pursuant to the terms of their previously announced Agreement and Plan of Merger dated as of July 15, 2014 (the “Merger Agreement”).

“Today is a great day for Albemarle as we welcome our new employees and join forces to create a premier specialty chemicals company,” commented Albemarle’s president and CEO, Luke Kissam.  “Our combined world-class team, expanded customer reach and increased diversity across end markets, technologies and geographies positions Albemarle to drive long-term growth and produce great results for our employees, customers, shareholders and the communities in which we operate.  We look forward to the future.”

Under the terms of the Merger Agreement, Rockwood has become a wholly-owned subsidiary of Albemarle and each previously outstanding share of Rockwood common stock (other than shares with respect to which appraisal rights were exercised and not withdrawn) has been converted into the right to receive $50.65 in cash, without interest, and 0.4803 of a newly issued share of Albemarle common stock (together, the “Merger Consideration”).  As a result of the completion of the transaction, Rockwood shares will cease trading on and will be delisted from the New York Stock Exchange.  Wells Fargo, the exchange agent for the transaction, will be communicating with the record holders of Rockwood stock with instructions as to how to exchange their Rockwood shares for the Merger Consideration.

Advisors
BofA Merrill Lynch acted as financial advisor to Albemarle, and Shearman & Sterling LLP, Troutman Sanders LLP, and Kelley Drye & Warren LLP acted as its legal advisors.  Lazard Frères & Co. and Citigroup Global Markets acted as financial advisors to Rockwood, and Simpson Thacher & Bartlett LLP acted as its legal advisor.

About Albemarle
Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a premier specialty chemicals company with leading positions in attractive end markets around the world. With a broad customer reach and diverse end markets, Albemarle develops, manufactures and markets technologically advanced and high value added products, including lithium and lithium compounds, bromine and derivatives, catalysts and surface treatment chemistries used in a wide range of applications including consumer electronics, flame retardants, metal processing, plastics, contemporary and alternative transportation vehicles, refining,  pharmaceuticals, agriculture, construction and custom chemistry services. Albemarle is focused on delivering differentiated, performance-based technologies that deliver innovative and sustainable solutions to its customers. The Company employs approximately 6,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and the markets it serves.

Contacts:
Investors: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com
Media: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com